EXHIBIT 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") made as of December 1, 2009, between Nicholas DeVito residing in Bedminster, NJ (hereinafter called the "Employee") and Xtreme Oil & Gas, Inc., a Washington corporation incorporated under the laws of Washington and having an address in Plano, Texas (hereinafter called the "Company").

WHEREAS, the Company desires to retain the services of Employee, and Employee desires to be engaged by the Company, pursuant to the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

1.           Engagement.  Company hereby employs Employee in the position of Chief Operating Officer and shall report directly to the Chief Executive Officer, Employee accepts this employment with the Company subject to the terms and conditions set forth in this Agreement.  Employee agrees to perform such duties and responsibilities as set forth in Exhibit A attached hereto, and as may reasonably be determined by the President the Company from time to time and will report to and be under the direct supervision and control of the President.  Employee agrees to perform his duties diligently and to use his best abilities to promote and further the business of the Company.  Employee shall at all times act in compliance with all Company Policies, procedures, rules and regulations in effect from time to time, set forth in the Employee Handbook and any applicable laws, rules or governmental regulations, domestic or foreign.  Employee shall maintain regular work\office hours in accordance with Company Policy or as determined by the President.  Employee shall devote such portion of his time to the business and affairs of the Company, sufficient to handle its business and activities properly.  The employee shall not be required to work full time for the Company and may devote a portion of his time and efforts to a third party business provided that such businesses does not compete with the Company in any manner.

2.           Compensation.

2.1             Salary.  The Company shall pay to Employee an annual base salary of $180,000.00 ("Basic Compensation") during the Initial Term of this Agreement, payable on a current basis.  The Basic Compensation shall be paid in accordance with the Company's regular payroll practices in effect from time to time, subject to withholding as required by law, including, without limitation, social security and federal, state and local taxes.  The Basic Compensation constitutes compensation for all regular hours worked, plus any work performed outside of regular business hours, including weekends or holidays.  After the Initial Term, the Basic Compensation shall continue during the Renewal Term(s), if any, unless the President shall in writing change the Basic Compensation, at his sole discretion.

2.2           Benefits.  The Company may provide and make available to Employee other benefits of employment such as bonus compensation, profit-sharing, retirement, disability, group life,  medical or dental insurance or other employee benefit plan(s), if any, that are approved by the Managers at their sole discretion from time to time for employees of the Company.  Participation in any bonus, profit-sharing or other plan measured by the income or performance of Employee shall be consistent with Employee's rate of Basic Compensation to the extent compensation is a determinant with respect to coverage or participation in any such plan.  The Company does not guarantee or make any warranty regarding the insurability of Employee.

2.3           Stock Options. The Company grants Employee options to purchase 2,000,000 shares of Common Stock of Xtreme Oil and Gas. All grants of the Company common stock and/or Company stock options including the grant made in Section 2.3 of this Agreement, shall vest monthly over a two year period and have an expiration period of ten (10) years from the time of said grant(s) with automatic full vesting in the event of a Change of Control defined in Section 4.5 of this Agreement.

2.4           Paid Leave.

2.4.1           Vacation or Rest Leave.   During the Term, the Employee shall be entitled to paid vacation time totaling four (4) weeks paid vacation time per calendar year pursuant to the Company policies set forth in the Employee Handbook; however, Employee shall provide the Company with reasonable advance notice when he intends to use vacation time.

2.4.2           Illness or Personal Time, Disability.  Employee shall be entitled to a total of ten (10) days of paid time off for illness or personal reasons per calendar year.  Paid personal time shall not increase the Basic Compensation or constitute Bonus Compensation or otherwise entitle Employee to any monetary or other type of payment.  Employee will not receive compensation of any type for paid personal time not used in a calendar year.

In the event the Employee becomes medically disabled, in the reasonable opinion of the Managers, the Company shall continue basic compensation for up to six months beginning from the first day of disability as a disability benefit to the employee affected.  If, at the end of the six month period the disabled employee is not able to return to work, the Company shall continue basic compensation for an additional twelve months as termination pay.

3.           Initial Term and Renewal.  The initial term of this Agreement (“Initial Term”) shall be five (5) years from the date hereof.  After the Initial Term, this Agreement shall renew automatically for consecutive six month terms, otherwise on the same terms and conditions; except, after the Initial Term, either Company or Employee may terminate this Agreement without Cause by providing to the other party two weeks’ written notice of termination at any time.  The Initial Term and any Renewal Terms may be collectively referred to in this Agreement as “Term”.

4.           Termination.

4.1           Termination by Company for Cause.  The Company shall have the right to terminate Employee's employment under this Agreement at any time, during the Initial term or any Renewed Term, for Cause (as defined in Section 4.2).  Upon the termination of this Agreement, Employee shall have no authority whatsoever to incur any obligation or to make any agreement, representation, or warranty on behalf of or for the account of the Company, or to undertake any activity on behalf of Company.  The Company shall pay Employee his Basic Compensation through the date of termination.

4.2            Cause Defined.  "Cause" shall mean any one or more of the following, each determined by the President, in his sole discretion: (i) Employee's willful negligence or continuing negligence in the performance of his duties with the Company; or (ii) Employee's willfully continuing failure to perform his duties in accordance with this Agreement, or failure to comply with the policies of the Company set forth in the Employee Handbook; or (iii) embezzlement or attempted embezzlement from Company, its successors, assigns, affiliates or clients; or (iv) insubordination of the Employee; or (v) dishonesty with respect to the Company, its operation or finances or its successors, assigns, affiliates and clients; or (vi) commission of a felony violation under federal or state law; or (vii) commission of any act involving willful or intentional injury to the Company, its business or its reputation.  The provision of Section 6 & 7 shall continue to bind Employee if this Agreement is terminated for Cause.

4.3           Termination by Mutual Consent or by Employee.  This Agreement may be terminated at any time without Cause by the mutual written consent of Company and the Employee, or unilaterally by Employee upon fourteen (14) days’ notice.  However, the provisions of Sections 6 and 7 shall continue to bind Employee for the periods stated therein.

4.4           Surrender of Company Property.  Immediately upon termination of this Agreement for any reason, Employee shall return to Company all property in his possession that belongs to Company, including without limitation, Confidential Information, all of which belong to the Company.  Employee agrees that because of the economic damage resulting from a breach by Employee of this provision and the immediate and irreparable harm caused to Company, the obligations of Employee under this Section 4.4 may be enforced by the procedures of Section 7.2 for temporary restraining orders and injunctive relief, and shall survive termination of this Agreement for any reason.

4.5           Termination Pay.  In the event the Employee is terminated without Cause or the Employee leaves for Good Reason defined as (A) the assignment, without the Employee's written consent, to the Employee of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Employee's consent, to the Employee of a title that is different from and subordinate to the title specified in Section 2 above; (C) material breach by the Company of this Agreement, or (D) a Change in Control.  "Change of Control" shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company's common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company's assets are sold; then the Company shall pay the Employee a termination payment equal to the remaining balance due for the unexpired term of this Agreement, but in no event less than twelve (12) months of the Employee’s then effective salary.

In the event the Employee dies while employed by the Company, an amount equal to one years salary shall be paid within 30 days to his estate as termination pay plus any previous compensation accrued or not yet paid.

5.           Business Expenses.  The Employee shall be reimbursed for all reasonable travel and other expenses incurred by him in connection with performing his duties under this Agreement.   Only expenses which conform with Company policies applicable thereto that may be adopted from time to time, if any, shall be reimbursed.  For all such expenses the Employee shall furnish to the Company detailed statements, receipts and vouchers to verify such expenses, and shall comply with all procedures adopted by the Company from time to time for the payment and processing of business expenses.

6.           Confidential Information.  Immediately upon commencement of this Agreement and continuing during the Term, Employee will receive special training involving, and will use and have access to, confidential and proprietary information and trade secrets in written, oral or intangible form (computer generated or stored or otherwise) concerning the Company's business, finances, operations, research and development not generally available to or known to the public that may include without limitation the following: corporate records and minutes of officer, director or shareholder meetings or consent actions; financial statements and information  (including accounts payable and receivables and short and long term debt facilities and journal entries); marketing research, plans, sales reports and sales information; tax information, returns and reports; customer lists, records and data; supplier and vendor information; lists or sources of potential customers; pricing lists, structure and data, including discount information; production cost information; business plans and development strategy;  standard forms and documents developed by Company; software (including engineering and technical software), formulas, patterns, designs, concepts, drawings, specifications, methods or plans relating to the business and operations of Company and all technology, intellectual property (whether protected by patent or copyright or not), data , information, or software, in any form whatsoever (all of which collectively defined herein as “Confidential Information”).  Confidential Information shall also include all information generated by the Employee, which is derived from, contains, reflects, or incorporates the information provided as Confidential Information.

Employee acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of Company that gives Company an advantage over its actual and potential, current and future competitors.  Employee acknowledges and agrees that, as part of his duties under this Agreement, Employee owes Company a duty to preserve and protect all Confidential Information from unauthorized disclosure or use.  The Employee recognizes that disclosure of the Confidential Information to competitors, non-authorized third parties or the general public, or use of the Confidential Information by Employee for his own benefit, would be detrimental and cause irreparable harm to the Company.

Accordingly, the Employee covenants and agrees that during the Term of this Agreement and for five (5) years after termination (for any reason) of this Agreement, he will keep secret and treat confidentially the Confidential Information, and he will not disclose any of the Confidential Information to any person or entity outside of the Company nor shall he use the Confidential Information for any purpose other than the purposes of the Company.  Employee will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of Company absent specific consent.  The Employee agrees that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Company are hereby waived by the Employee.

7.           Non-Competition Agreement.

7.1           Restrictions.  During the term of this Agreement and for one (1) year from the termination of this Agreement, Employee agrees that he will not, directly or indirectly, as an employee, a consultant or an independent contractor, or as partner, officer, director, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, do any of the following:

(a)
endeavor to compete with the Company’s intellectual property, particularly the Adventures of the Elements, by promoting, creating or endeavoring to sell animated or drawn charters similar to those used by the Company; or

(b)	induce or solicit an employee of the Company to terminate their employment with the Company; or

(c)
acting alone or in conjunction with others, solicit the sale of goods or services similar to those of Company from any customer of Employer with whom Employee has had contact with in the course of his employment.

7.2           Remedies.  Employee acknowledges that the provisions of Section 6 and Section 7 are necessary for the protection of Company.  Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Section 6 or 7 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, Company shall be entitled to temporary restraining orders and temporary and permanent injunction or injunctions to specifically enforce the restrictions in Sections 6 and 7 in any court, without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive.  No failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any whole or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof.

Employee agrees that the provisions in this Section 7 are ancillary to the other provisions of this Agreement; and designed to enforce Employee’s confidentiality obligations.

7.3           Modification by Court.  The parties hereto agree that in the event that either the length of time or the geographical area or any other provision set forth in Section 7 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to the extent the court deems reasonable under the circumstances.

8.           Intellectual Property, Discoveries and Inventions.  “Work Product” is defined as all compositions of matter,  designs, data, discoveries, developments, enhancements of any intellectual property of Company, formulae, inventions (regardless of whether patented or subject to copyrighter patent protection), improvements of any intellectual property of Company, ideas (regardless of whether protected or subject to protection under trade secret laws) know-how, storylines, characters, plots, animated figures, programs, processes, software, techniques, technical developments, trademarks, trade names, works of authorship (regardless of whether protected or subject to protection of copyright law) and all other work product, whether tangible or intangible, written or computer or other electronic stored.

Employee assigns, transfers, conveys and agrees to assign, transfer, convey to Company all his right, title, and interest in and to any and all Work Product and any related or associated intellectual property which Employee conceives, creates, develops, generates, produces, reduces to practice, reduces to writing, creates in software form, or other storage media either alone or jointly with others deciding the Term of this Agreement, without royalty or compensation (Employer Compensation under Section 2 is full consideration of any Work Product).  The Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision.

If any such Work Product is created wholly or in part by the Employee during his hours of actual work for the Company, or with the aid of the Company's materials, equipment, or personnel, or at the premises of Company, or resulted from or in any way were derived or generated by performance of Employees duties under this Agreement, then such creation shall be deemed conclusively to have occurred in the course of his employment.  It is recognized that the Employee will perform the duties assigned to him at times other than his actual working hours and the Employee's rights hereunder shall not be diminished because the Work Product was created at such other time.

The Employee agrees to perform all acts necessary or reasonably requested by Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to Company patent and copyright protection in the United States and any foreign jurisdiction.  In the event Company in unable to secure the signature of Employee to any document required to file, prosecute, register or memorialize the assignment of any patent copyright mask work, Employee irrevocably appoints the President of Company as Employee’s agent and attorney in fact to act for and on behalf of and instead of Employee to take such actions needed to enforce and obtain Company’s rights hereunder. To the extent any of Employee’s rights, title or interest to the Work Product cannot be assigned to Company, Employee grants and will grant an exclusive, world wide, transferable, irrevocable, royalty free license (with rights to sublicense without consent of Employee) to Company.  These obligations shall continue beyond the termination of this Agreement and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.

9.           Validity of Covenants.  If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall  be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement.  The Employee hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by him.

10.           Notice. All communications required or permitted to be made under this Agreement ("Notices") shall be in writing and shall be made in any of the following methods: i) personal delivery by messenger or courier, receipt acknowledged and dated, or  ii) deposited in the U.S. mails using certified or registered mail with postage prepaid and properly addressed, or  iii) by facsimile or electronic (email) transmission, receipt confirmed in writing, or iv) federal express or other overnight courier.  Notices shall be sent, delivered or transmitted, as appropriate, to the addresses or fax numbers that appear on the signature line.

Any party may change the addresses, telephone, email or telefax number by serving Notice on all other parties.  All such notices shall be deemed effective i) if mailed, the earlier of two days from deposit in the U.S. mails or actual receipt, ii) if personal or Federal Express delivery, upon delivery, iii) if facsimile or electronic (email), upon confirmation of receipt.

11.           Waiver.  A waiver by any party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches.  A waiver by any party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future.  No delay or omission by party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default.   No whole or partial exercise of any right, power, or privilege shall preclude any other or further exercise thereof

12.           GOVERNING LAW.  THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, U.S.A., AND VENUE FOR ALL PURPOSES SHALL BE IN COLLIN COUNTY, TEXAS.

13.           Assignment.  The Company may assign this Agreement to a successor business or entity, including by merger, consolidation or other business reorganization or to an affiliate, or upon change of ownership or sale of substantially all its assets.  The Employee may not assign this Agreement or any of his duties or responsibilities hereunder.

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14.           Entire Agreement; Amendment; Headings.  This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party.  The headings used in this Agreement are solely for convenience and are not to be used in construing or interpreting this Agreement.

15.           Indemnification.  The Company shall indemnify the Employee and hold him harmless as set forth in Section 6.3 of the Company Agreement.

16.           Survival of Covenants.  The parties expressly agree the Confidentiality provisions of Section 6 and the Non-Competition provisions of Section 7 shall survive the termination of this Agreement regardless of the reason, and shall continue to bind Employee as stated therein.

DATED:   December 1, 2009

XTREME OIL & GAS, INC.

By:	/s/ Willard G. McAndrew III
Willard G. McAndrew III, President

Employee

By:	/s/ Nicholas DeVito
Nicholas DeVito